As filed with the Securities and Exchange Commission on May 10, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SunPower Corporation
(Exact name of registrant as specified in its charter)

Delaware	94-3008969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
77 Rio Robles San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

SunPower Corporation 2015 Omnibus Incentive Plan
(Full title of the plan)

Kenneth Mahaffey, Esq.
Executive Vice President, General Counsel and
Corporate Secretary
SunPower Corporation
77 Rio Robles
San Jose, California 95134
(Name and address of agent for service)

(408) 240-5500
(Telephone number, including area code, of agent for service)

Copies to:
Timothy G. Hoxie
Jones Day
555 California Street
San Francisco, California 94104
(415) 875-5810

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	4,235,385	$7.42	$31,426,556.70	$3,808.90

(1)
Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of SunPower Corporation, a Delaware corporation (the “Registrant”), approved for issuance pursuant to the SunPower Corporation 2015 Omnibus Incentive Plan. Each share of Common Stock includes a right to purchase shares of a participating series of the Registrant’s preferred stock. In the event of a stock split, stock dividend or similar transaction involving the Registrant’s Common Stock, the number of shares registered hereby shall automatically be adjusted in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for purposes of calculating the amount of the registration fee, calculated pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sales prices of the Common Stock on May 9, 2019 as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE
This Registration Statement (the “Registration Statement”) on Form S-8 is being filed for the purpose of registering shares of common stock, par value $0.001 per share (the “Common Stock”) of SunPower Corporation (the “Registrant”), that may be issued to participants under the SunPower Corporation 2015 Omnibus Incentive Plan (the “2015 Plan”), which was approved by the Registrant’s stockholders on June 3, 2015.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “SEC” or “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018 filed February 14, 2019;

(b)	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019 filed May 10, 2019;

(c)	The Registrant’s Current Reports on Form 8-K filed January 8, 2019, March 1, 2019 and May 9, 2019;

(d)
The description of the Registrant’s Common Stock included in the Registrant’s Form 8-A (File No. 001-34166) filed on November 16, 2011, the Registrant’s Form 8-A/A (File No. 001-34166) filed on May 10, 2012, and any amendment or report the Registrant may file with the SEC for the purpose of updating such description; and

(e)
The description of the rights issued pursuant to the Amended and Restated Rights Agreement, dated as of November 16, 2011 (as amended), between the Registrant and Computershare Trust Company, N.A., as rights agent, included in the Registrant’s Form 8-A (File No. 001-34166) filed on August 25, 2008, the Registrant’s Form 8-A/As filed on May 6, 2011, June 15, 2011, November 16, 2011 and May 10, 2012, and any amendment or report the Registrant may file with the SEC for the purpose of updating such description.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the Commission), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.

Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnification to officers, directors and other corporate agents. The Registrant’s restated certificate of incorporation (the “Certificate”) and amended and restated bylaws, as amended and restated on November 3, 2017 (the “By-Laws”) provide that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the DGCL, which prohibits the Certificate from limiting the liability of the Registrant’s directors for the following:

•	breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock purchases or redemptions; and

•	any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be limited to the fullest extent permitted by Delaware law, as so amended. The Certificate does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. The Certificate also does not alter a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Certificate and the By-Laws, the Registrant is empowered to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom the Registrant is required or permitted to indemnify.
In addition to the indemnification required in the Certificate and the By-Laws, the Registrant has entered into agreements to indemnify its directors and executive officers, and other employees as determined by the Registrant’s board of directors, against expenses and liabilities to the fullest extent permitted by Delaware law. These agreements also provide, subject to certain exceptions, for indemnification for related expenses including, among others, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that the provisions in the Certificate, the By-Laws and the indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. The Registrant also maintains directors’ and officers’ liability insurance to cover liabilities its directors and officers may incur in connection with their services to the Registrant.
The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s Certificate and By-Laws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL, the Certificate and By-Laws.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit
4.1
SunPower Corporation 2015 Omnibus Incentive Plan and forms of agreements thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-205207) filed with the Securities and Exchange Commission on June 25, 2015).

4.2
Forms of agreements under SunPower Corporation 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.60 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-34166) filed with the Securities and Exchange Commission on May 6, 2016).

5.1*	Opinion of Jones Day
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2*	Consent of Jones Day (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on the signature page to this Registration Statement)
* Filed herewith.
Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 10th day of May, 2019.

SUNPOWER CORPORATION

By:	/S/ MANAVENDRA S. SIAL
Name:	Manavendra S. Sial
Title:	Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas H. Werner, Manavendra S. Sial and Kenneth L. Mahaffey, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS H. WERNER	Chief Executive Officer and Director	May 10, 2019
Thomas H. Werner	(Principal Executive Officer)

/S/ MANAVENDRA S. SIAL	Executive Vice President and Chief Financial Officer	May 10, 2019
Manavendra S. Sial	(Principal Financial Officer)

/S/ VICHHEKA HEANG	Corporate Controller and Principal Accounting Officer	May 10, 2019
Vichheka Heang	(Principal Accounting Officer)

/S/ FRANCOIS BADOUAL	Director	May 10, 2019
Francois Badoual

/S/ HELLE KRISTOFFERSEN	Director	May 10, 2019
Helle Kristoffersen

/S/ ANTOINE LARENAUDIE	Director	May 10, 2019
Antoine Larenaudie

/S/ CATHERINE A. LESJAK	Director	May 10, 2019
Catherine A. Lesjak

/S/ THOMAS R. MCDANIEL	Director	May 10, 2019
Thomas R. McDaniel

/S/ LADISLAS PASZKIEWICZ	Director	May 10, 2019
Ladislas Paszkiewicz

/S/ JULIEN POUGET	Director	May 10, 2019
Julien Pouget

/S/ PATRICK WOOD III	Director	May 10, 2019
Patrick Wood III